Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation Lizanne Wentz Corporate Communications (484) 595-1500	Sam Brown Inc. (media) Mike Beyer (773) 463-4211

Adolor Regains Rights to Entereg® (alvimopan) for OBD

Exton, PA – September 2, 2008 – Adolor Corporation (Nasdaq: ADLR) announced today that GlaxoSmithKline (GSK) has returned to Adolor worldwide rights related to Entereg® (alvimopan) for chronic opioid bowel dysfunction (OBD). GSK is retaining rights to Entereg for postoperative ileus (POI), and the companies will continue to collaborate on the development and commercialization of Entereg for POI in the United States.

Adolor announced in July 2008 that the U. S. Food and Drug Administration (FDA) lifted the clinical hold on the OBD Investigational New Drug Application.

“There is a large, unmet need for treatment options for the many patients who suffer with chronic OBD,” said Michael R. Dougherty, president and chief executive officer of Adolor. “Adolor maintains a portfolio of development candidates that may potentially serve this patient population, including Entereg, our Combination Product Program, and additional earlier stage compounds. We intend now to explore discussions with potential partners regarding this portfolio, and to submit to the FDA for review a protocol for an additional study of Entereg in OBD under a Special Protocol Assessment.”

Mr. Dougherty continued, “We value our relationship with GSK for Entereg in POI a great deal and are pleased with the early progress of our efforts under the E.A.S.E.™ Program. We will continue to work closely with GSK in implementing this Program, and in making this important new product available to bowel resection patients and surgical teams.”

GSK also returned to Adolor rights related to Entereg for irritable bowel syndrome (IBS) and non-opioid induced forms of constipation or bowel dysfunction. There have been no active development programs for these indications.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Adolor Forward-Looking Statements

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that ENTEREG may not be developed for OBD; the risk that future studies if conducted with ENTEREG in OBD may not show efficacy or safety; the risk that ENTEREG may not be a commercial success in POI; the uncertainty of market acceptance of ENTEREG in POI, including acceptance by hospitals, physicians, payors or the medical community; the risk that the Risk Evaluation and Mitigation Strategy or REMS, including the registration of hospitals could materially adversely affect the commercial prospects for ENTEREG or negatively impact the uptake of ENTEREG, the risks associated with government regulations relating to marketing and selling pharmaceutical products; the risk of product liability claims; the risks of reliance on third party manufacturers; the risk of competitive products; the risk that ENTEREG may not be approved in OBD or any indication other than the FDA approved indication in bowel resection surgery; the risk that filing targets for regulatory submissions are not met; the risk that the results of other clinical trials of Adolor’s drug products and drug product candidates, including ENTEREG, are not positive or do not support safety or efficacy; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the changing regulatory environment; risks associated with intellectual property protection for Adolor’s products and third party intellectual property; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of ENTEREG; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

# # #